Exhibit 99.1

CONTACT:	Robert Gross President and Chief Executive Officer (585) 647-6400

Catherine D’Amico EVP of Finance and Chief Financial Officer (585) 647-6400

Investor Relations: Cara O’Brien/Melissa Myron Financial Dynamics (212) 850-5600
FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. TO PARTICIPATE IN
CIBC WORLD MARKETS CONSUMER GROWTH CONFERENCE
~ First Quarter EPS Expected at High End of Range ~
~ Reiterates Full Year Outlook ~
     ROCHESTER, N.Y. – July 11, 2006 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced its participation in the CIBC World Markets 6th Annual Consumer Growth Conference. The Company’s presentation is scheduled for Wednesday, July 12, 2006 at 12:00 p.m. Eastern Time. A webcast of the presentation will be available at http://www.veracast.com/webcasts/cibcwm/consumer06/61207396.cfm and will be archived for 90 days. In addition, the presentation slides can be accessed at www.monro.com, under the Investor Information section.
     At the conference, management intends to discuss that first quarter earnings per diluted share are expected to be at the high end of the Company’s previously stated range of $0.45 and $0.48 and that comparable store sales for the first quarter were down 2.9%, which is in line with the Company’s previously stated outlook. Thus far in July, comparable store sales are down approximately 1%. In addition, the Company is reiterating its outlook for full year earnings per diluted share to be in the range of $1.68 and $1.76. The Company plans to report full first quarter results on July 18, 2006.
     About Monro Muffler Brake, Inc.
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, ProCare, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 701 stores and has 16 dealer locations in New

York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.
The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 2006.
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